EXHIBIT 99.1

                            ATLANTIC BANCGROUP, INC.
                           JACKSONVILLE BEACH, FLORIDA
                              FOR IMMEDIATE RELEASE

     JACKSONVILLE BEACH, FLORIDA, May 20, 2003: Barry W. Chandler, President and Chief Executive Office of Atlantic BancGroup, Inc. announced today that the Company's Board of Directors declared a 20% stock dividend on its common stock payable on June 16, 2003.

     As a result of the dividend, the Company's shareholders will receive one additional share of stock for every five shares that they own on the record date of May 30, 2003. President Chandler stated "the dividend should help to make our stock more attractive to the investment community and increase the numbers of shares held by investors." Following the dividend, the Company will have 1,247,528 shares of common stock outstanding.

     Through its subsidiary, Oceanside Bank, Atlantic BancGroup, Inc. operates 3 banking offices in the Jacksonville Beaches and West Beaches area of Jacksonville, Florida. Atlantic BancGroup, Inc. stock is presently traded on the NASDAQ Bulletin Board under the symbol ATBC. The current market maker in the stock is E.E. Powell and Company 1-800-289-7865.

     For additional information contact Barry W. Chandler, President/CEO or David Young EVP/CFO at (904) 247 9494.